Exhibit 23.2

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

          As independent public accountants, we hereby consent to the incorporation by reference in this Form S-4 of our report dated February 2, 2001 included in Charles E. Smith Residential Realty L.P.’s previously filed Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference in this Form S-4 of our reports dated October 20, 2000 and February 11, 2000 included in Charles E. Smith Residential Realty L.P.’s previously filed Form 8-Ks dated August 7, 2001 and March 2, 2000, respectively, and to all references to our Firm included in this registration statement.

/S / ARTHUR ANDERSEN LLP

Vienna, Virginia
September 6, 2001